UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2016

DCP MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-32678	03-0567133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 17th Street, Suite 2500
Denver, Colorado 80202
(Address of principal executive offices) (Zip Code)

(303) 595-3331
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 23, 2016, R. Mark Fiedorek resigned as a member of the Board of Directors (the “Board”) of DCP Midstream GP, LLC (the “General Partner”), the general partner of the general partner of DCP Midstream Partners, LP (the “Partnership”). Also effective as of the same date, DCP Midstream, LLC (“DCP Midstream”), the owner of the General Partner, appointed Allen Capps to the Board as a representative of Spectra Energy Corp (“Spectra”) to fill the vacancy created by the resignation of Mr. Fiedorek. Mr. Capps has not been appointed to any committee of the Board at this time.

Mr. Capps currently serves as Vice President and Controller of Spectra. From April 2010 until assuming his current role in January 2012, Mr. Capps served as Vice President, Business Development, Storage and Transmission, for Union Gas Limited, Spectra’s Canadian natural gas utility, and as Vice President and Treasurer of Spectra from December 2007 to April 2010. Mr. Capps has broad experience in the energy industry having served in various senior level finance and accounting roles since 2003.

Mr. Capps will not receive compensation for serving on the Board other than through his employment with Spectra. Mr. Capps does not have any direct or indirect material interest in any transaction, arrangement, or relationship with the General Partner or the Partnership or any director or executive officer of the General Partner or immediate family member thereof.

DCP Midstream owns 100% of the General Partner, which allows it to control the Partnership, and also owns approximately 21.4% of the Partnership. DCP Midstream is a joint venture equally owned by Phillips 66 and Spectra. For relationships among the Partnership, the General Partner, DCP Midstream, and its affiliates, see Item 13 “Certain Relationships and Related Transactions, and Director Independence”, which is incorporated herein by reference from the Partnership’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 25, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2016	DCP MIDSTREAM PARTNERS, LP

By: DCP MIDSTREAM GP, LP
its general partner

By: DCP MIDSTREAM GP, LLC
its general partner

By: /s/ Michael S. Richards
Michael S. Richards
Vice President, General Counsel, and Secretary